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February 16, 1999

Ronald B. Cooper
6029 Canterbury Drive
Agoura Hills, CA  91301

RE:      EMPLOYMENT TERMS

Dear Ron:

         ImproveNet, Inc. (the "Company") is pleased to offer you the position of Chief Executive Officer, on the following terms:

         As the CEO, you will perform the duties customarily associated with this position, including direct responsibility for the overall profit and loss of the Company, managing the Company's growth plans and such duties as may be assigned to you by the Company's Board of Directors (the "Board"). Your primary office will be the Company's headquarters, located at 1286 Oddstad Drive, Redwood City, California. In recognition of your personal requirement to maintain your primary residence in Agoura Hills, California, you may, at your discretion, open a satellite office with reasonable support in the Los Angeles area to assist you in meeting your family needs while leading the Company. When you commute from the Los Angeles area to Redwood City, you will be reimbursed for reasonable, documented: (i) housing expenses in the Redwood City area, and (ii) approved travel expenses consistent with Company policy. In addition, the Company agrees to reimburse you for reasonable, documented business expenses pursuant to Company policy.

         Your compensation will be twenty five thousand dollars ($25,000) per month, less payroll deductions and all required withholdings, paid semi-monthly. When you begin work at ImproveNet, you will be eligible for a bonus for fiscal year 1999, with a target of one hundred thousand dollars ($100,000) based on goals and objectives to be mutually agreed upon by you and the Board within sixty (60) days of your date of employment.

         The Company will loan you on a non-recourse basis up to five hundred thousand dollars ($500,000) at the minimum interest rate allowable by law pursuant to the terms of a mutually-agreeable promissory note to include the following terms:

         1. After the Company's private placement financing has closed and is in the bank, you may draw on this loan up to a maximum two hundred fifty thousand dollars ($250,000) per quarter.

         2. The loan will be due and payable on the first day of the month one year after the date the Company's Common Stock is publicly traded, unless your employment with the Company has terminated as described below.




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         3.       If the Company terminates your employment without cause within two (2) years from your date of employment, you agree to repay to the Company a portion of the principal plus accrued interest within ninety (90) days of the termination date, as follows: During the first year of employment, the Company will forgive fifty percent (50%) of the loan balance. At the beginning of the second full year of employment, the Company will forgive seventy-five percent (75%) of the loan balance. After the beginning of the third full year of employment, the Company will forgive one hundred (100%) of the loan balance.

         4. If you resign or the Company terminates your employment with cause, you must repay the outstanding principal sum plus all accrued interest within ninety (90) days after the termination date. For the purpose of the promissory note, cause means: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) material breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of the Proprietary Information and Inventions Agreement or other disclosure of nonpublic Company information; or (vi) willful participation in any conduct, either directly or indirectly, that competes with the business of the Company.

         5. The loan will be secured solely by a pledge of your stock in the Company as may be acquired. In all circumstances, the Company's recourse will be limited to the realizable value of the vested portion of said stock.

         You will be eligible for the following benefits in accordance with Company policy: medical, vision, dental, life and AD&D insurance as well as vacation, sick leave, and holidays. Details about these benefits will be available for your review. To the extent that the medical, vision, dental, life and AD&D benefits are not substantially equivalent to the benefits provided to you by your previous employer, the Company will take all reasonable steps during your first sixty (60) days of employment to provide you with such benefits.

         Upon approval by the Board, you will receive a stock option grant (the "Option Grant"). The total number of shares of the common stock of the Company (the "Common Stock"), which the Option Grant will entitle you to purchase, will equal six percent (6%) of the fully diluted shares outstanding of the Company immediately after its next financing. The exercise of the Option Grant will be determined by the Board, but will not be in excess of the fair market value of a share of the Common Stock on the date of the grant or on the date of the closing of financing, as the case may be, as determined by the Board. One-fourth of the shares covered by the Option Grant will vest one year after the date of grant; 1/48th of such shares will vest monthly thereafter as long as you remain in service with the Company. To the extent permitted by applicable laws, any such stock option grant made pursuant to this agreement, will be an incentive stock option. The terms of any such stock option grant will be set out in an Incentive Stock Option, similar to the one attached as Exhibit B. In addition, any such stock option grant will include standard repurchase rights and a right of first refusal as mutually agreed upon by the parties. You will have, at your discretion, the right to receive up to fifty percent (50%) of your equity (three percent (3%) of the total Company shares on a fully diluted basis) in the form of a grant of shares to purchase restricted stock of the Company, provided, however, that the Company will have a repurchase option with respect to the shares covered by such grant of rights (the "Repurchase Option"). The Repurchase Option will lapse as follows: one-fourth




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of the shares will be released from the Repurchase Option on the first anniversary of the date of grant; 1/48th of the shares will be released monthly thereafter as long as you remain in service with the Company. The shares covered by such grant of rights may be subject to additional repurchase rights should your service with the Company terminate and to a right of first refusal. Specific terms of the grant of rights will be finalized within sixty (60) days of your date of employment.

         As an employee of the Company, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign the Proprietary Information and Inventions Agreement, attached as Exhibit A.

         You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

         This letter agreement, together with your proprietary information and inventions agreement, constitutes the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

         Please sign and date this letter and the attached Proprietary Information and Inventions Agreement, and return them to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on or before March 22, 1999.

         We look forward to your favorable reply and to a productive and enjoyable work relationship.

                                      Very truly yours,

                                      ImproveNet, Inc.


                                      By:    /s/ Robert Stevens
                                         -------------------------------------
                                             Robert Stevens
                                             Chief Executive Officer

Exhibit A - Incentive Stock Option
Exhibit B -- Proprietary Information and Inventions Agreement




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ACKNOWLEDGED AND ACCEPTED:


/s/ Ronald B. Cooper
-----------------------------------
Ronald B. Cooper

DATE: February 19, 1999